Exhibit 10.6

ECK/FRV/jh

5112292/40024114

DEED OF PLEDGE OF SHARES

(Lionbridge Technologies Holdings B.V.)

This first day of September two thousand and five, there appeared before me, Gerard Cornelis van Eck, civil-law notary at Rotterdam:

Ewoud Johannes Havermans, employed at (3012 CN) Rotterdam, Weena 690, born at Woerden on the tenth day of September nineteen hundred and seventy-nine, acting for the purposes hereof as attorney authorised in writing of:

1.	Lionbridge Technologies, Inc., a company organised under the laws of the State of Delaware, the United States of America, and having its registered office at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451, the United States of America, hereinafter: the “Pledgor”;

2.	Wachovia Bank, National Association, a banking corporation organised and existing under the laws of the United States of America and having its principal offices at 301 South College Street, Charlotte, North Carolina 28288, the United States of America, hereinafter: the “Pledgee”;

3.	Lionbridge Technologies Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its office address at (1062 HN) Amsterdam, the Netherlands, Overschiestraat 55 (registered with the Commercial Register of the Chamber of Commerce under number 33182715), hereinafter: the “Company”.

WHEREAS

(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated as of the first day of September two thousand and five, a copy of which is attached hereto (Annex), the Lenders (as defined in the Credit Agreement) have granted to the Borrowers (as defined in the Credit Agreement) certain Revolving Loans, a Term Loan, a Letter of Credit subfacility, a Swingline Loan subfacility and an Incremental Term Facility (all as defined in the Credit Agreement) in the maximum principal amount up to one hundred and seventy-five million United States Dollars (USD 175,000,000).

(B)	Pursuant to section 2.22 of the Credit Agreement, the Pledgor has undertaken to pay to the Pledgee, acting in its own capacity and not as representative or agent of the Lenders, the Dutch Parallel Debt (as defined in the Credit Agreement).

(C)	The Pledgor has agreed to (and to the extent required it shall hereby be agreed that the Pledgor shall) create a first priority right of pledge (pandrecht eerste in rang) over the Charged Assets (as defined hereinafter) in favour of the Pledgee as security for the Secured Obligations (as defined hereinafter).

(D)	The Shares (as defined hereinafter) issued and outstanding at the date of this Deed have been acquired as follows:

•	three hundred and seventy-nine (379) shares in the share capital of the Company, numbered 1 up to and including 379, each share with a nominal value of one hundred Dutch Guilders (NLG 100) (being with reference to Section 2:178c, paragraph 1 of the Dutch Civil Code, forty-five euro and thirty-eight eurocents (EUR 45.38)), pursuant to a stock and asset agreement, effected by a notarial deed of transfer, executed before M.P. Bongard, civil-law notary in Amsterdam, on the twenty-third day of December nineteen hundred and ninety-six; and

•	inter alia twenty-eight (28) shares in the share capital of the Company, numbered 380 up to and including 407, each share with a nominal value of one hundred Dutch Guilders (NLG 100) (being with reference to Section 2:178c, paragraph 1 of the Dutch Civil Code, forty-five euro and thirty-eight eurocents (EUR 45.38)), pursuant to an agreement of contribution, effected by a notarial deed of transfer, executed before F.K. Buijn, civil-law notary in Rotterdam, on the fifteenth day of February nineteen hundred and ninety-nine.

NOW THEREFORE IT IS AGREED AS FOLLOWS

CLAUSE 1. DEFINITIONS

1.1	In this Deed:

“Articles of Association” means the articles of association (statuten) of the Company as they currently stand since their latest amendment on the tenth day of February nineteen hundred ninety-seven, effectuated by means of a notarial deed, executed the same day before P. Klemann, at that time civil-law notary in Rotterdam.

“Charged Assets” means:

(a)	the Shares;

(b)	the Dividends; and

(c)	the Related Assets.

“Deed” means this agreement and deed of pledge of shares.

“Dividends” means any and all cash dividends, distribution of reserves, repayments of capital, liquidation or dissolution proceeds and all other distributions and (re) payments in respect of the Shares. “Enforcement Event” means a default by a Credit Party in the proper performance of the Secured Obligations (whether in whole or in part) provided that such default constitutes an Event of Default which is continuing.

“Related Assets” means any and all shares (other than the Shares), rights (other than Dividends) and other assets accruing, distributed, issued or offered at any time by way of redemption, repurchase, dividend, bonus, preference, pre-emption, conversion, capitalisation of profits or reserves, substitution, exchange, warrant, claim or option right or otherwise in respect of the Shares.

“Right of Pledge” means each right of pledge created by this Deed in accordance with Clause 3 (Pledge of Charged Assets).

“Shares” means:

(a)	sixty-four and ninety-one hundredth percent (64.91%) of any and all shares in the capital of the Company issued prior to the date of this Deed and currently held by the Pledgor, these being four hundred and seven (407) shares, numbered from 1 up to and including 407, each share with a nominal value of one hundred Dutch Guilders (NLG 100) (being with, reference to Section 2:178c, paragraph 1 of the Dutch Civil Code, forty-five euro and thirty-eight eurocent (EUR 45.38)); and

(b)	sixty-four and ninety-one hundredth percent (64.91%) of any and all shares in the capital of the Company which are acquired by the Pledgor after the date of this Deed.

“Secured Obligations” means any and all obligations and liabilities consisting of monetary payment obligations (verbintenissen tot betaling van een geldsom) of the Pledgor to the Pledgee, a Lender or a Hedging Agreement Provider whether present or future, whether actual or contingent, whether as primary obligor or as surety, whether for principal, interest or costs under or in connection with this Deed, the Credit Documents, the Secured Hedging Agreements and/or the Pledgor’s Dutch Parallel Debt.

“Voting Transfer Event” means the occurrence of an Event of Default which is continuing in conjunction with a written notice from the Pledgee to the Pledgor and the Company stating that the Pledgee shall exercise the Voting Rights.

“Voting Rights” means any and all voting rights, other consensual rights and similar rights and powers attached to the Shares.

1.2	Save where the contrary is indicated, a reference in this Deed to:

(a)	this “Deed”, the “Credit Agreement” or the “Articles of Association” or any other agreement or document shall be construed to be a reference to this Deed, the Credit Agreement or the Articles of Association or such other agreement or document as the same may be amended, supplemented, restated, novated or otherwise modified from time to time;

(b)	a “Clause” shall, subject to any contrary indication, be construed as a reference to a clause of this Deed; and

(c)	a “person” shall be construed as a reference to any person, firm, company, corporation, body corporate, institution, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

1.3	Capitalised words and expressions used but not defined in this Deed shall have the same meaning as in the Credit Agreement.

1.4	The titles and headings of the Clauses are for convenience only and do not form part of this Deed and shall in no way affect the interpretation thereof.

1.5	In this Deed words and expressions importing the singular shall, where the context permits or requires, include the plural and vice versa.

1.6	Any reference in this Deed to a statute (including but not limited to the Dutch Civil Code) shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted.

1.7	Any Event of Default shall constitute a verzuim (as meant in section 6:81 and further of the Dutch Civil Code) and any Enforcement Event shall constitute a verzuim (as meant in section 3:248, paragraph 1 in conjunction with section 6:81 and further of the Dutch Civil Code) in the proper performance of the Secured Obligations or any part thereof, without any dun (aanmaning), summons (sommatie) or notice of default (ingebrekesitelling) being sent or required.

CLAUSE 2. UNDERTAKING TO PLEDGE

The Pledgor agrees with the Pledgee and undertakes to create or, as the case may be, to create in advance (bij voorbaat) a first priority right of pledge (pandrecht eerste in rang) in respect of the Charged Assets as security for the Secured Obligations.

CLAUSE 3. PLEDGE OF CHARGED ASSETS

3.1	The Pledgor grants to the Pledgee:

(a)	a first priority right of pledge (pandrecht eerste in rang) over all Charged Assets; and

(b)	to the extent the Charged Assets consist of future Charged Assets, a first priority right of pledge (pandrecht eerste in rang) is granted in advance (bij voorbaat) over all such future Charged Assets, as security for the Secured Obligations.

3.2	The Right of Pledge includes all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Charged Assets.

3.3	To the extent that the Charged Assets are (or shall be) subject to an encumbrance or right of pledge taking priority over the Right of Pledge, nevertheless the Right of Pledge will have been (or will be) created with the highest possible rank available at that time.

CLAUSE 4. PERFECTION RIGHT OF PLEDGE AND COMPANY STATEMENTS

4.1	The Company:

(a)	acknowledges the Right of Pledge and undertakes to register the Right of Pledge in its shareholders’ register;

(b)	undertakes that promptly after the Pledgor has acquired shares in the capital of the Company it shall register the Right of Pledge in its shareholders’ register;

(c)	undertakes to provide the Pledgee promptly after the execution of this Deed and promptly after each acquisition of shares in the capital of the Company by the Pledgor with a copy of the relevant entry in its shareholders’ register;

(d)	to the extent possible under Dutch law and with the knowledge of the Pledgor, waives (and shall waive at the Pledgee’s first request) any right that may impede the exercise by the Pledgee of the Right of Pledge and the other rights conferred under this Deed; and

(e)	undertakes not to propose or effect such acts as set forth in Clause 6.2.

4.2	Each party to this Deed is entitled:

(a)	to present a true copy (afschrift) of this Deed and any other document pursuant to this Deed for registration to any office, registrar or governmental body (including the Dutch tax authorities) in any jurisdiction; and

(b)	to serve any notice to any person,

if otherwise acting in conflict with applicable law or rules and regulations or court orders or as a party to this Deed deems necessary or desirable to protect its interests.

CLAUSE 5. DIVIDENDS

5.1	In accordance with section 3:246, paragraph 1 of the Dutch Civil Code, only the Pledgee is entitled to collect and receive payment of the Dividends and the Related Assets which are subject to the Right of Pledge and to exercise all rights of the Pledgor vis-à-vis the Company. To the extent permitted by the Credit Agreement and without prejudice to its entitlement to collect and receive payment and to exercise its rights, the Pledgee authorises the Pledgor to collect and receive payment of the Dividends and the Related Assets.

5.2.	The authorisation granted by the Pledgee to the Pledgor pursuant to Clause 5.1 is terminated by the Pledgee by giving notice thereof to the Pledgor and the Company and such authorisation shall in any event be automatically terminated upon the occurrence of an Event of Default which is continuing.

CLAUSE 6. VOTING RIGHTS

6.1

The Voting Rights are transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of the occurrence of a Voting Transfer Event. The general meeting of shareholders of the Company has resolved to approve such transfer of Voting Rights, as is evidenced by a written resolution of such meeting, dated the first day of

September two thousand and five, a copy of which is attached to this Deed (Annex).

6.2	Until the occurrence of a Voting Transfer Event, the Pledgor may exercise its Voting Rights provided that no such exercise may, without the prior written consent of the Pledgee, result in a resolution to consent or to ratify:

(a)	an amendment of the Articles of Association;

(b)	a filing of a request to declare the Company bankrupt (failliet);

(c)	a filing by the Company of a request to be granted a suspension of payments (sursèance van betaling);

(d)	the liquidation or dissolution of the Company or the Company ceasing to carry on all or substantially all of its business;

(e)	any conversion (omzetting), merger (fusie) or division (splitsing) of the Company;

(f)	the distribution of the Related Assets;

(g)	an issuance or cancellation of shares in the capital of the Company or any reduction of any reserve of the Company;

(h)	an acquisition by the Company of shares in the capital of the Company or depository receipts (certificaten van aandelen) thereof;

(i)	a transfer of the authority to issue shares in the capital of the Company and to limit or exclude pre-emptive rights of shareholders to any other corporate body other than the general meeting of shareholders;

(j)	a granting of rights to subscribe for shares in the capital of the Company or a limitation or exclusion of pre-emptive rights of shareholders upon issuance of shares in the capital of the Company;

(k)	an issuance of depository receipts (certificaten van aandelen) in respect of shares in the capital of the Company with the co-operation of the Company;

(l)	a granting of a limited right (beperkt recht) on shares in the capital of the Company;

(m)	a material change of the terms of the Charged Assets; or

(n)	a material impairment of the value of the Charged Assets.

6.3	Upon the occurrence of a Voting Transfer Event, the Pledgee shall have the Voting Rights and shall be entitled to exercise or refrain from exercising such rights.

6.4	Until the occurrence of a Voting Transfer Event, the Pledgee shall not have the rights which the law attributes to holders of depository receipts (certificaten van aandelen), issued with a company’s co-operation, of shares in the capital of the Company.

CLAUSE 7. CONTINUING AND ADDITIONAL SECURITY

7.1	The Right of Pledge is one and indivisible (één en ondeelbaar) and shall (unless released pursuant to Clause 13 (Termination)) remain in full force and effect, shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations or by any settlement of accounts and the Pledgee shall not have any obligation to relinquish the Right of Pledge, until all of the Secured Obligations have been irrevocably and unconditionally paid in full and all Commitments with respect thereto have been irrevocably terminated.

7.2	To the extent possible under Dutch law, the Right of Pledge shall not in any way be prejudiced by or be dependent on any collateral or other security now or hereafter held by the Pledgee as security for the Secured Obligations or any lien to which it may be entitled (whether by contract or statute). The rights of the Pledgee hereunder are in addition to and not in lieu of those provided by law.

CLAUSE 8. REPRESENTATIONS AND WARRANTIES

8.1	The Pledgor represents and warrants, on the date of this Deed, for the benefit of the Pledgee that:

(a)	it holds full and exclusive title (titel) to the Charged Assets and has the authority and the power (beschikkingsbevoegd) to create the Right of Pledge;

(b)	the Charged Assets:

(i)	have, save for the Right of Pledge, not been encumbered with limited rights (beperkte rechten) or otherwise;

(ii)	are not subject to any attachment (beslag);

(iii)	have not been transferred or, save for the Right of Pledge, encumbered in advance (bij voorbaat) to any third party;

(iv)	are capable of being transferred, assigned and encumbered with limited rights (beperkte rechten); and

(v)	are not subject to any option or similar right;

(c)	save for the Right of Pledge, the Pledgor has not agreed to grant any right or to do such acts as set forth in Clause 8.1 (b) in respect of the Charged Assets;

(d)	the Shares:

(i)	have been validly issued; and

(ii)	constitute sixty-four and ninety-one hundredth percent (64.91%) of the issued share capital of the Company and are fully paid up.

(e)	there are no outstanding claims on the Company for the issue of any shares in the capital of the Company and no depository receipts (certificaten van aandelen) have been issued in respect of shares in the capital of the Company;

(f)	it has not been deprived of the authority to alienate shares in the capital of the Company by virtue of section 2:22a of the Dutch Civil Code;

(g)	it has not been served a writ in connection with the settlement of shareholders disputes within the meaning of section 2:335 and further of the Dutch Civil Code, and is consequently not subject to the prohibition set out in section 2:338 of the Dutch Civil Code; and

(h)	no resolution or other action has been adopted or taken by the Company or by its shareholders to amend the Articles of Association.

8.2	The representations and warranties set out in Clause 8.1 have, on the date of this Deed, not been made in respect of future Charged Assets. Unless waived by the Pledgee, the representations and warranties set out in Clause 8.1 are deemed to be made by the Pledgor on each date the Pledgor acquires legal title to a Charged Asset.

CLAUSE 9. UNDERTAKINGS

9.1	Without the prior written consent of the Pledgee, the Pledgor shall not perform any act which is likely to adversely affect the Charged Assets or the Right of Pledge.

9.2	Without prejudice to Clause 5.1 (Dividends), the Pledgor shall not without the prior written consent of the Pledgee:

(a)	assign, transfer, pledge or otherwise encumber, release (kwijtschelden) or waive (afstand doen van) any rights over the Charged Assets; or

(b)	agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoord) or enter into any settlement agreement in respect of the Charged Assets.

9.3	The Pledgor shall promptly inform the Pledgee of an occurrence of an event that may be relevant to the Pledgee with respect to the Charged Assets or which is likely to adversely affect the Right of Pledge or the ability of the Pledgor to perform the Secured Obligations, including but not limited to the occurrence of:

(a)	an attachment (beslag) of the Charged Assets;

(b)	a filing of a request to declare the Pledgor or the Company bankrupt (failliet) or a filing of a request for a similar proceeding in any jurisdiction;

(c)	a filing by the Pledgor or the Company of a request to be granted a suspension of payments (surséance van betaling) or a filing by the Pledgor or the Company of a request for a similar proceeding in any jurisdiction;

(d)	the liquidation or dissolution of the Pledgor or the Company or the Pledgor or the Company ceasing to carry on the whole or a part of its business;

(e)	the Pledgor becoming aware that any of the representations and warranties set forth in Clause 8 (Representations and Warranties) is or proves to have been incorrect or incomplete or misleading; or

(f)	the Pledgor becoming aware that any of the actions as referred to in Clause 6.2. are proposed or effected.

9.4	Upon the occurrence of an event referred to in Clause 9.3, the Pledgor shall promptly notify in writing, at its own costs, the existence of this Deed and the Right of Pledge to:

(a)	a third party or the court process server (deurwaarder) acting on behalf of such third party making an attachment (beslag);

(b)	the bankruptcy trustee (curator), administrator (bewindvoerder) or similar officer in any jurisdiction; or

(c)	any other relevant person,

as the case may be.

9.5	The Pledgor shall promptly send to the Pledgee a copy of the relevant documentation in respect of an event referred to in Clause 9.3. and a copy of any correspondence pursuant to Clause 9.4.

9.6	The Pledgor shall at the Pledgee’s first request provide the Pledgee with all information and with copies of all relevant documentation relating to the Charged Assets and allow the Pledgee to inspect its administrative records to verify the balances outstanding on any or all of the Charged Assets and/or to instruct the Pledgor’s independent accountant so to verify all in accordance with the Credit Agreement.

CLAUSE 10. ENFORCEMENT

10.1	Upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enforce the Right of Pledge in accordance with Dutch law and any other applicable law and may take all (legal) steps and measures which it deems necessary or desirable and the Pledgor shall co-operate with the Pledgee in any way which the Pledgee deems necessary or desirable for the enforcement of the Right of Pledge.

10.2	The Pledgee shall not be obliged to give notice of a sale of the Charged Assets to the Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Charged Assets, as required by sections 3:249 and 3:252 of the Dutch Civil Code. If reasonably possible the Pledgee shall give such notice of sale.

10.3	The Pledgor shall not be entitled to make a request to the court as referred to in section 3:251, paragraph 1 of the Dutch Civil Code to determine that the Charged Assets shall be sold in a manner deviating from the provisions of section 3:250 of the Dutch Civil Code.

10.4	The Pledgor shall not be entitled to demand that the Pledgee:

(a)	shall first enforce any security interests granted by any other person, pursuant to section 3:234 of the Dutch Civil Code; or

(b)	to first proceed against or claim payment from any other person or enforce any guarantee, before enforcing this Right of Pledge.

The Pledgor waives its rights under sections 3:233 paragraph (2) and 6:139 of the Dutch Civil Code.

10.5	The Pledgor shall not be entitled to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Deed/the Credit Agreement against the Secured Obligations.

10.6	To the fullest extent permitted by Dutch law and the Articles of Association, the Pledgor irrevocably and unconditionally waives, renounces and agrees not to exercise any pre-emption rights or rights of first refusal upon a sale of shares in the capital of the Company and where applicable the other Charged Assets.

10.7	The Pledgee is irrevocably and unconditionally authorised (but without any obligation) in the event of a sale of the Shares:

(a)	to offer the Shares (and, where applicable, the other Charged Assets) for sale in the manner prescribed by the Articles of Association or to seek the approval of the corporate body designated under the Articles of Association as empowered to approve all proposed transfers of shares, as the case may be, and to exercise the Pledgor’s rights in connection with the sale and transfer of the Shares as provided in section 2:198, paragraph 5 of the Dutch Civil Code;

(b)	to cause notice of such sale of the Shares (and, where applicable, the other Charged Assets) to be served, also on behalf of the Pledgor, upon the Company in accordance with Dutch law and the Articles of Association; and

(c)	to cause the Shares (and, where applicable, other Charged Assets) to be registered in the name of the new owner(s) following the sale to the extent required on behalf of the Pledgor, to do all such acts and to sign all such documents as are necessary or desirable for that purpose pursuant to Dutch law or the provisions of the Articles of Association.

10.8	The Pledgee shall have the right to impose such limitations and restrictions on the sale of the Shares (and, where applicable, the other Charged Assets) as necessary or desirable to comply with any law, rule or regulation applicable to the sale. The Pledgor shall co-operate with the Pledgee in obtaining any necessary permits, exemptions or consents of competent authorities and in ensuring that the sale of the Shares (and, where applicable, the Charged Assets) does not violate any applicable securities laws.

10.9	Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of the Right of Pledge shall be applied by the Pledgee in accordance with the Credit Agreement.

CLAUSE 11. FURTHER ASSURANCES

11.1	If no valid right of pledge is created pursuant to this Deed in respect of the (future) Charged Assets, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee the (future) Charged Assets as soon as they become available for pledging, by way of supplementary agreements, supplemental deeds or other instruments on the same (or similar) terms of this Deed.

11.2	The Pledgor further undertakes to execute any instrument provide such assurances and do all acts and things (at the first request of the Pledgee) as may be necessary or desirable for:

(a)	perfecting or protecting the security created (or intended to be created) by this Deed;

(b)	preserving or protecting any of the rights of the Pledgee under this Deed;

(c)	preserving or protecting the Pledgee’s interest in the Charged Assets;

(d)	ensuring that the Right of Pledge and the undertakings and obligations of the Pledgor under this Deed shall inure to the benefit of any assignee of the Pledgee under the Credit Agreement and this Deed;

(e)	facilitating the appropriation or realisation of the Charged Assets or any part thereof in the manner contemplated by this Deed in case of an Enforcement Event; or

(f)	the exercise of any power, authority or discretion vested in the Pledgee under this Deed.

CLAUSE 12. POWER OF ATTORNEY AND NO WAIVER

12.1	The Pledgor, by way of security and in order to secure the performance by the Pledgor of its obligations under this Deed, irrevocably and unconditionally appoints the Pledgee as its attorney (gevolmachtigde) for as long as any of the Secured Obligations are outstanding for the purposes of:

(a)	doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgor itself could do, execute, sign or register in relation to the Charged Assets; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further document, act or thing as is referred to in Clause 11 (Further Assurances).

12.2	It is expressly agreed that the appointment under Clause 12.1 will only be exercised by the Pledgee in case of an Event of Default and is given with full power of substitution to the Pledgee’s legal counsel and also applies to any situation where the Pledgee acts as the Pledgor’s counterparty (Selbsteintritt) within the meaning of section 3:68 of the Dutch Civil Code or as a representative of the Pledgor’s counterparty.

12.3	No delay or omission by the Pledgee in the exercise of any power or right under this Deed will impair such power or right or be construed as a waiver thereof or of the event giving rise to such power of right and no waiver of any past event shall be construed to be a waiver of any power or right accruing to the Pledgee by reason of any future event.

CLAUSE 13. TERMINATION

13.1	Unless terminated by operation of law, the Right of Pledge shall be in full force and effect until the Pledgee has certified in writing to the Pledgor that all Secured Obligations have been fully, irrevocably and unconditionally repaid or discharged to its satisfaction and all Commitments with respect thereto have been irrevocably terminated.

13.2	Upon termination of the Right of Pledge in accordance with Clause 13.1 or Clause 13.3, the Pledgee shall issue a notice of termination to the Pledgor.

13.3	The Pledgee is entitled to unilaterally terminate by notice (opzeggen) or waiver (afstand) the Right of Pledge, in respect of all or part of the Charged Assets and all or part of the Secured Obligations within the meaning of Section 3:81 paragraph 2 of the Dutch Civil Code.

CLAUSE 14. SUCCESSORS AND ASSIGNS AND RE-PLEDGE

14.1	This Deed shall be binding upon and shall inure to the benefit of the Pledgor and the Pledgee and their respective successors, transferees and assignees.

14.2	The Pledgor shall not assign or transfer any of its rights and obligations under this Deed without the prior written consent of the Pledgee.

14.3	The Pledgor irrevocably and unconditionally grants authority to the Pledgee to re-pledge (herverpanden) the Charged Assets in accordance with section 3:242 of the Dutch Civil Code.

CLAUSE 15. WAIVER

Each party to this Deed waives, to the fullest extent permitted by law, its rights:

(a)	to dissolve (ontbinden) this Deed in case of failure in the performance of one or more of the Pledgee’s obligations pursuant to section 6:265 of the Dutch Civil Code or on any other ground;

(b)	to suspend (opschorten) any of its obligations pursuant to section 6:52 of the Dutch Civil Code or on any other ground; and

(c)	to nullify (vernietigen) this Deed pursuant to section 6:228 of the Dutch Civil Code or on any other ground.

CLAUSE 16. COSTS

All reasonable out-of-pocket costs, charges and expenses in relation to the negotiation, preparation, administration, execution, perfection, preservation, protection, registration or enforcement of this Deed and the exercise and/or enforcement of any rights or powers hereunder by the Pledgee shall be payable by the Pledgor in accordance with section 9.5 (Payment of Expenses and Taxes) of the Credit Agreement.

CLAUSE 17. EVIDENCE OF DEBT

As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with its books shall constitute conclusive evidence (save for manifest error), it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorised to exercise its right of enforcement, with due observance of the obligation of the Pledgee to transfer all which afterwards would appear to be received by it in excess of its rights.

CLAUSE 18. LIABILITY

Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet),

the Pledgee shall not be liable vis-à-vis the Pledgor for not (or not completely) collecting or recovering or selling the Charged Assets and/or any loss or damage resulting from any collecting or recovering or selling the Charged Assets or arising out of the exercise of or failure to exercise any of its powers under this Deed or for any other loss of any nature whatsoever in connection with the Charged Assets or this Deed. Should any such loss or damage occur, then the Pledgor shall fully indemnify the Pledgee therefor.

CLAUSE 19. NOTICES

19.1	Any notice or other communication in connection with this Deed required to be sent or given shall be sent in the English language by registered mail or by fax to the following addresses:

if to the Pledgor:

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

MA 02451 Waltham, the United States of America,

Fax: +1 781 434 6034

Attention: the CEO

if to the Pledgee:

Wachovia Bank, National Association, as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Fax: (0704) 374-2698

Telephone: (0704) 383-0481

With a copy to:

Wachovia Bank, National Association

One Wachovia Center, NC0760

Charlotte, North Carolina 28288-0737

Attention: Laura Douglas

Fax: (0704) 383-7611

Telephone: (0704) 383-1357

or to such other address or addresses as may from time to time be notified by the parties for such purpose.

19.2	All documents provided under or in connection with this Deed must be:

(a)	in English; or

(b)	if not in English, and if so required by the Pledgee, accompanied by a English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

19.3

If sent by registered mail, any notice or other communication sent by registered mail pursuant to this Deed shall be deemed to have been received by the party to whom it was addressed on the first Business Day after the day shown as the day of receipt by a return receipt. If sent by fax, it shall be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent on the day of dispatch provided that the report generated by the sender’s facsimile machine shows that all pages of such notice, demand or other communications were properly transmitted to the recipients fax machine. Without prejudice to any other mode or service, any notice or any other communication shall be deemed to have been sufficiently served if sent to the addresses as set forth in Clause 19.1 (Notices).

CLAUSE 20. SEVERABILITY

20.1	If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Deed.

20.2	The Pledgor and the Pledgee agree that they will negotiate in good faith to replace any provision of this Deed which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

CLAUSE 21. AMENDMENT

This Deed shall only be amended, modified or rescinded by a notarial deed under Dutch law duly executed, before a civil law notary in the Netherlands, by the authorised signatories of the Pledgor and the Pledgee.

CLAUSE 22. ACCEPTANCE

The Pledgee accepts the Right of Pledge and all stipulations, covenants, undertakings, waivers, authorities and powers pursuant to this Deed.

CLAUSE 23. GOVERNING LAW

This Deed shall be governed by and construed in accordance with Dutch law.

CLAUSE 24. JURISDICTION

The courts of Amsterdam, the Netherlands shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes which might arise out of or in connection with this Deed, and, for such purposes, the Pledgor irrevocably and unconditionally submits, for the benefit of the Pledgee, to the jurisdiction of that court. The Pledgee, however, reserves the right to refer the matter to any other competent court in any jurisdiction, whether concurrently or not (to the extent permitted by law).

CLAUSE 25. BY-LAW ROYAL NOTARIAL ASSOCIATION

25.1	The Pledgor declares that it is aware that Gerard Cornelis van Eck civil law notary in Rotterdam, the Netherlands, is a representative of the law firm Loyens & Loeff N.V. in Rotterdam, the Netherlands which acts as the external legal advisor of the Pledgee.

25.2

With reference to the provisions of the Code of Conduct (Verordening Beroeps- en Gedragsregels) as determined by the general meeting of the Royal Notarial Association (Koninklijke Notariële Beraepsorganisatie), the

Pledgor explicitly declares that it consents to the fact that the Pledgee will be assisted by Loyens & Loeff N.V. in all cases connected with this Deed and all potential conflicts and all potential conflicts arising therefrom.

POWERS OF ATTORNEY

The authorization granted to the person appearing is evidenced by three (3) powers of attorney, which are attached to this deed (Annex).

End

The person appearing is known to me, civil law notary.

This deed was executed in Rotterdam on the date stated in the first paragraph of this deed.

The contents of the deed have been stated and clarified to the person appearing.

The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.

After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

(signed)

ISSUED FOR TRUE COPY